EXHIBIT 99.1
Michael Bains
Eaco Corporation
(714) 876-2490                                    May 9, 2006


         EACO CORPORATION REPORTS FIRST QUARTER RESULTS
	 ______________________________________________


ANAHEIM,  CALIFORNIA  -  Eaco  Corporation  (OTCBB:EACO),   today
reported revenues and operating results for the first quarter ended March 29, 2006.

The net loss for the first quarter of 2006 was $120,700 ($.04 per share) compared to net income of $258,200 ($.07 per share) for the same period in 2005. Loss from continuing operations for the first quarter of 2006 was $120,700 ($.04 per share) compared to a loss of $1,112,900 ($.30 per share) for the same period in 2005.

As previously announced, the Company sold all of its operating restaurants on June 30, 2005. The operating results of these sold restaurants are reported as "Income from Discontinued
Operations" for the 1st quarter of 2005.

Since the sale of the restaurants the Company's core business has been  its real estate holdings.  The Company continues to  pursue
acquisitions  of  operating  businesses  and  investments   while
reducing general and administrative expenses.

EACO Corporation
________________

Consolidated Results of Operations
__________________________________

(Unaudited)
___________


                                           For The Three
                                           Months Ended
					   ________________
					   March     March
                                           29,       30,
                                           2006      2005
					   ________  _______
Revenues:

     Rental income                         $231,900  $66,800
					   --------  -------

Total revenues:                             231,900   66,800
					   --------  -------


Costs and expenses:

     Depreciation and amortization           73,400   53,100


     General and administrative expenses    368,200  712,100

     Loss on equipment disposition           17,000   19,200
					    -------  -------

Total costs and expenses                    458,600  784,400
					    -------  -------

          Loss from operations             -226,700 -717,600


     Investment (loss) gain                 165,300        0

     Interest and other income              320,300  -12,700

     Interest expense                      -121,100  -382,579

					   --------  --------

        Loss from continuing operations
	   before income taxes	          -192,800 -1,112,900

     Income tax benefit                     72,100          0

					  -------- ----------

	Loss from continuing operations   -120,700 -1,112,900

Discontinued operations:

        Income from discontinued
	  operations			         0  1,371,100
					  --------  ---------

          Net income (loss)               -120,700    258,200

     Cumulative preferred stock dividend   -19,100    -19,100
					  --------  ---------

          Net income (loss) available
	    (attributable) to common
            shareholders		 -$139,800   $239,100
					 =========  =========

Basic income (loss) per share

     Continuing operations                  -$0.04     -$0.30

     Discontinued operations                  0.00       0.36
				  	 ---------  ---------

     Net income (loss)                      -$0.04      $0.06
					 =========  =========

Basic weighted average common
    shares outstanding			 3,906,800  3,790,000
				    	 =========  =========


Diluted income (loss) per share

     Continuing operations                  -$0.04     -$0.30

     Discontinued operations                  0.00       0.36
					 ---------  ---------

     Net income (loss)                      -$0.04      $0.06
					 =========  =========


Diluted weighted average common
   shares outstanding			 3,906,800  3,790,000
					 =========  =========

